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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)

                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  AUGUST 31, 2000


                         FLEXTRONICS INTERNATIONAL LTD.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    SINGAPORE
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                 (State or Other Jurisdiction of Incorporation)

          0-23354                                           NOT APPLICABLE
----------------------------                          --------------------------
        (Commission                                         (IRS Employer
       File Number)                                       Identification No.)

11 UBI ROAD 1, #07-01/02, MEIBAN INDUSTRIAL BUILDING, SINGAPORE       408723
---------------------------------------------------------------    -------------
        (Address of Principal Executive Offices)                    (Zip Code)

                                  (65) 844-3366
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              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS.

     On August 31, 2000, Flextronics International Ltd., a Singapore company ("Flextronics"), completed its acquisition of Chatham Technologies, Inc., a Delaware corporation ("Chatham"), pursuant to an Agreement and Plan of Reorganization dated July 31, 2000 (the "Merger Agreement"). The transaction was accomplished by merging a wholly owned subsidiary of Flextronics into Chatham. Chatham survived the merger and became a wholly owned subsidiary of Flextronics. The merger was accounted for as a "pooling of interests" transaction for accounting purposes and was structured to be a "tax-free" reorganization for federal income tax purposes. The directors and executive officers of Flextronics were not changed as a result of the merger. Prior to the merger, Chatham was in the business of providing integrated electronic packaging systems to the communications industry. Now that the merger has been consummated, Chatham will continue its historical business.

     Pursuant to the terms of the Merger Agreement, each share of Chatham common stock, par value $0.01 per share, was converted into a right to receive .4869811 Flextronics ordinary shares, par value S$0.01 per share. No fractional Flextronics ordinary shares were be issued in connection with the merger, but in lieu thereof each holder of Chatham common stock who would otherwise be entitled to receive a fraction of a Flextronics ordinary share, after aggregating all Flextronics ordinary shares to be received by such holder, will receive from Flextronics an amount of cash equal to $81.6875 multiplied by the fraction of a Flextronics ordinary share to which such holder would otherwise be entitled.

     By virtue of the merger and without the need for any further action on the part of any holders thereof, each issued and outstanding option to purchase Chatham common stock immediately outstanding prior to the effective time of the merger was assumed by Flextronics and converted into an option to purchase that number of Flextronics ordinary shares determined by multiplying the number of shares of Chatham common stock subject to such Chatham option to purchase immediately prior to the effective time of the merger by .4869811, subject to rounding down to eliminate fractional shares, at an exercise price per Flextronics ordinary share equal to the exercise price per share of Chatham common stock that was in effect for such Chatham option to purchase immediately prior to the effective time divided by .4869811, subject to rounding up to the nearest whole cent.

     Pursuant to these exchange ratios, in the merger, Flextronics issued approximately 7.6 million Flextronics ordinary shares, and assumed outstanding options and other rights to purchase approximately 715,000 Flextronics ordinary shares.

     The exchange ratio was determined on the basis of, among other things (1) a comparison of certain financial and stock market information for Flextronics and certain financial information for Chatham with similar types of information for certain other companies in businesses similar to those of Flextronics and Chatham; and (2) discussions between senior management of Flextronics and Chatham regarding the business and prospects of their respective companies.

     Furthermore, the officers, directors, ten percent stockholders and other "affiliates" of Flextronics and Chatham (within the meaning of Rule 145 or Rule 405 of the Securities Act) were obligated to each enter into an affiliates agreement, primarily to agree to abide by certain restrictions on the transfer of the securities of Flextronics and Chatham to help assure the ability of Flextronics to treat the merger as a "pooling of interests" for accounting purposes.

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ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial Statements of Business Acquired.

     It is impracticable for Flextronics to currently provide the financial statements called for by this Item 7(a). Pursuant to paragraph (a)(4) of Item 7, the financial statements required to be filed under paragraph (a) of this Item 7 will be filed as soon as practicable, but not later than required by paragraph
(a)(4) of Item 7 of Form 8-K.

     (b)  Pro Forma Financial Information.

     It is impracticable for Flextronics to currently provide the pro forma financial information with respect to the acquisition of Chatham by Flextronics called for by this Item 7(b). Pursuant to paragraphs (b)(2) and (a)(4) of Item 7, the pro forma financial statements required to be filed under paragraph (b) of this Item 7 will be filed as soon as practicable, but not later than required by paragraphs (b)(2) and (a)(4) of Item 7 of Form 8-K.

     (c)  Exhibits.

     The following exhibit is filed herewith:

     2.01 Agreement and Plan of Reorganization dated as of July 31, 2000 by and among Flextronics International Ltd., Chatham Acquisition Corporation and Chatham Technologies, Inc.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       FLEXTRONICS INTERNATIONAL LTD.


Date: September 14, 2000               By: /s/  Robert R.B. Dykes
                                           ------------------------
                                           Robert R. B. Dykes
                                           President, Systems Group and
                                           Chief Financial Officer

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                                  EXHIBIT INDEX

  2.01 Agreement and Plan of Reorganization dated as of July 31, 2000 by and among Flextronics International Ltd., Chatham Acquisition Corporation and Chatham Technologies, Inc.

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